INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Aztek Ventures Inc.
(an Exploration Stage Company)

We consent to the use in the Registration Statement of Aztek Ventures Inc. (an Exploration Stage Company) on Form SB-2/A, Amendment No. 3, of our Report of Independent Registered Public Accounting Firm dated January 11, 2006 on the consolidated Balance Sheets of Aztek Ventures Inc. (an Exploration Stage Company) as of August 31, 2005 and 2004, and the related consolidated Statements of Operations, Stockholders’ Equity (Deficiency) and Cash Flows for each of the years then ended, and for the period from April 5, 2002 (inception) to August 31, 2005.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C.

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

September 20, 2006